Consent of Independent Certified Public Accountants



To the Board of Directors of
  nStor Technologies, Inc.


We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (333-69495, 333-82223 and 333-94935), Form S-4
(333-86093) and Forms S-8 (333-35495 and 333-94305) of our report dated February 21, 2000, except as to the last two paragraphs of Note 14, which are as of April 14, 2000, relating to the consolidated financial statements of nStor Technologies, Inc. and of our report dated February 21, 2000, except as to the last two paragraphs of Note 14, which are as of April 14, 2000, relating to the schedule appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.



                                                              BDO SEIDMAN, LLP




Cost Mesa, California
April 14, 2000